Exhibit 4.1
FORM OF
DECLARATION OF TRUST AND TRUST AGREEMENT
          TRUST AGREEMENT, dated as of January 15, 2010 (this “Trust Agreement”), between SUPERFUND ADVISORS INC., a New York corporation, as managing owner (the “Managing Owner”), and BNY MELLON TRUST OF DELAWARE, a state bank chartered under the laws of the State of Delaware, as trustee (the “Trustee”). The Managing Owner and the Trustee hereby agree as follows:
          1. Formation of Trust.
               (a) The trust formed hereby shall be known as “[NAME OF TRUST]” (the “Trust”) in which name the Managing Owner and the Trustee may conduct the business of the Trust, make and execute contracts, and sue and be sued.
               (b) The Managing Owner hereby assigns, transfers, conveys and sets over to the Trust the sum of $1,000. The Trust has received such amount in bank accounts in the name of the Trust controlled by the Managing Owner, which amount shall constitute the initial trust estate. The trust estate shall be held in trust for the Managing Owner. It is the intention of the parties hereto that the Trust created hereby constitutes a statutory trust under Chapter 38 of Title 12 of the Delaware Code, 12 Del. C. § 3801 et seq. (the “Delaware Act”) and that this Trust Agreement constitute the governing instrument of the Trust. The Trustee is hereby authorized and directed to execute and file a certificate of trust with the Delaware Secretary of State in the form attached hereto. The Trust is a series trust pursuant to Section 3804 and 3806(b)(2) of the Delaware Act and each series (as designated by the Managing Owner) of beneficial interests issued by the Trust shall be a separate series of the Trust within the meaning of Section 3806(b)(2) of the Delaware Act. As such, separate and distinct records shall be maintained by the Trust for each Series and the assets of the Trust associated with a particular Series shall be held in such separate and distinct records separately from all other Trust assets and from the assets of any other Series. Except to the extent otherwise expressly provided by this Trust Agreement, the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular Series shall be enforceable against the assets of such Series only, and not against the assets of the Trust generally or the assets of any other Series. Further, except to the extent otherwise expressly provided in this Trust Agreement, none of the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular Series shall be enforceable against the assets of any other Series.
               (c) The Trustee is hereby authorized and directed to enter into such documents and take such other action as the Managing Owner specifically directs in written instructions delivered to the Trustee in accordance with such separate written procedures as may be agreed between the Managing Owner and the Trustee from time to time; provided, however, the Trustee shall not be required to take any action if the Trustee shall determine, or shall be advised by counsel, that such action is likely to result in personal liability or is contrary to applicable law or any agreement to which the Trustee is a party. The Managing Owner shall have the exclusive authority to manage the business and affairs of the Trust as an agent of the Trust pursuant to Section 3806(b)(7) of the Delaware Act.

          2. Concerning the Trustee.
               (a) Except as otherwise expressly required by Section 1 of this Trust Agreement, the Trustee shall not have any duty or liability with respect to the administration of the Trust, the investment of the Trust’s property or the payment of dividends or other distributions of income or principal to the Trust’s beneficiaries, and no implied obligations shall be inferred from this Trust Agreement on the part of the Trustee. The Trustee shall not be liable for the acts or omissions of the Managing Owner nor shall the Trustee be liable for any act or omission by it in good faith in accordance with the directions of the Managing Owner.
               (b) The Trustee accepts the trusts hereby created and agrees to perform its duties hereunder with respect to the same but only upon the terms of this Trust Agreement. The Trustee shall not be personally liable under any circumstances, except for its own willful misconduct or gross negligence. In particular, but not by way of limitation:
                    (i) The Trustee shall not be personally liable for any error of judgment made in good faith by an officer or employee of the Trustee;
                    (ii) No provision of this Trust Agreement shall require the Trustee to expend or risk its personal funds or otherwise incur any financial liability in the performance of its rights or duties hereunder, if the Trustee shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured or provided to it;
                    (iii) Under no circumstance shall the Trustee be personally liable for any representation, warranty, covenant or indebtedness of the Trust;
                    (iv) The Trustee shall not be personally responsible for or in respect of the genuineness, form or value of the Trust property, the validity or sufficiency of this Trust Agreement or for the due execution hereof by the Managing Owner;
                    (v) In the event that the Trustee is unsure of the course of action to be taken by it hereunder, the Trustee may request instructions from the Managing Owner and to the extent the Trustee follows such instructions in good faith it shall not be liable to any person. In the event that no instructions are provided within the time requested by the Trustee, it shall have no duty or liability for its failure to take any action or for any action it takes in good faith;
                    (vi) All funds deposited with the Trustee hereunder may be held in a non-interest bearing trust account and the Trustee shall not be liable for any interest thereon or for any loss as a result of the investment thereof at the direction of the Managing Owner;
                    (vii) Under no circumstance shall the Trustee be liable to the Managing Owner, the Trust or any third party for indirect, consequential or special damages arising in connection with this Trust Agreement;

                    (viii) Notwithstanding anything in this Trust Agreement to the contrary, the Trustee shall not be responsible for any losses resulting from any event beyond the reasonable control of the Trustee; and
                    (ix) To the extent that, at law or in equity, the Trustee has duties and liabilities relating thereto to the Managing Owner or the Trust, the Managing Owner agrees that such duties and liabilities are replaced by the terms of this Trust Agreement.
               (c) The Trustee shall incur no liability to anyone in acting upon any document believed by it to be genuine and believed by it to be signed by the proper party or parties. The Trustee may accept a certified copy of a resolution of the board of directors or other governing body of any corporate party as conclusive evidence that such resolution has been duly adopted by such body and that the same is in full force and effect. As to any fact or matter the manner of ascertainment of which is not specifically prescribed herein, the Trustee may for all purposes hereof rely on a certificate, signed by the Managing Owner, as to such fact or matter, and such certificate shall constitute full protection to the Trustee for any action taken or omitted to be taken by it in good faith in reliance thereon.
               (d) In the exercise or administration of the trusts hereunder, the Trustee (i) may act directly or, at the expense of the Trust, through agents or attorneys, and the Trustee shall not be liable for the default or misconduct of such agents or attorneys if such agents or attorneys shall have been selected by the Trustee in good faith, and (ii) may, at the expense of the Trust, consult with counsel, accountants and other experts, and it shall not be liable for anything done, suffered or omitted in good faith by it in accordance with the advice or opinion of any such counsel, accountants or other experts.
               (e) Except as expressly provided in this Section 2, in accepting and performing the trusts hereby created, the Trustee acts solely as trustee hereunder and not in its individual capacity, and all persons having any claim against the Trustee by reason of the transactions contemplated by this Trust Agreement shall look only to the Trust’s property for payment or satisfaction thereof.
          3. Compensation and Indemnification.
               (a) The Managing Owner hereby agrees to (i) compensate the Trustee in accordance with a separate fee agreement with the Trustee, (ii) reimburse the Trustee for all reasonable expenses (including reasonable fees and expenses of counsel and other experts) and (iii) indemnify, defend and hold harmless the Trustee and any of the officers, directors, employees and agents of the Trustee (the “Indemnified Persons”) from and against any and all losses, damages, liabilities, claims, actions, suits, costs, expenses, disbursements (including the reasonable fees and expenses of counsel), taxes and penalties of any kind and nature whatsoever (collectively, “Expenses”), to the extent that such Expenses arise out of or are imposed upon or asserted at any time against such Indemnified Persons with respect to the performance of this Trust Agreement, the creation, operation or termination of the Trust or the transactions contemplated hereby; provided, however, that the Managing Owner shall not be required to indemnify any Indemnified Person for any Expenses to the extent that such Expenses arise as a result of the willful misconduct, bad faith or gross negligence of such Indemnified Person.
               (b) To the fullest extent permitted by law, Expenses to be incurred by an Indemnified Person shall, from time to time, be advanced by, or on behalf of, the Managing Owner prior to the final disposition of any matter upon receipt by the Managing Owner of an undertaking by, or on behalf of, such Indemnified Person to repay such amount if it shall be determined that the Indemnified Person is not entitled to be indemnified under this Agreement.
               (c) As security for any amounts owing to the Trustee hereunder, the Trustee shall have a lien against the Trust property, which lien shall be prior to the rights of the Managing Owner or any other beneficial owner of the Trust. The obligations of the Managing Owner under this Section 3 shall survive the termination of this Trust Agreement.
          4. The Trustee may resign upon thirty days prior notice to the Managing Owner. At any time, the Trustee may, at the expense of the Trust, petition a court to appoint a successor trustee. Any Person into which the Trustee may be merged or with which it may be consolidated, or any Person resulting from any merger or consolidation to which the Trustee shall be a party, or any Person which succeeds to all or substantially all of the corporate trust business of the Trustee, shall be the successor Trustee under this Trust Agreement without the execution, delivery or filing of any paper or instrument or further act to be done on the part of the parties hereto, except as may be required by applicable law.
          5. To the extent that in any jurisdiction the Managing Owner or the Trust may now or hereafter be entitled to claim, for itself or its assets, immunity from suit, execution, attachment (before or after judgment) or other legal process, the Managing Owner for itself and on behalf of the Trust irrevocably agrees not to claim, and hereby waives, such immunity.
          6. This Trust Agreement represents the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings between the parties, whether written or oral.
          7. This Trust Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to its conflict of law provisions, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws. Sections 3540 and 3561 of Title 12 of the Delaware Code shall not apply to the Trust.
          8. This Trust Agreement may be executed in two or more counterparts, each of which shall be an original, but all such counterparts shall together constitute one and the same agreement.
          9. This Trust Agreement may be amended and restated by the parties hereto as necessary to provide for the operation of the Trust; provided, however, that the Trustee shall not be required to enter into any amendment hereto which adversely affects the rights, duties or immunities of the Trustee.

          10. The Trust may dissolve at the written direction of the Managing Owner. Upon dissolution, the Trustee shall, at the written direction and expense of the Managing Owner, file a certificate of cancellation in accordance with the Act. Any remaining expenses of the Trust shall be paid by the Managing Owner.
          11. The parties hereby expressly waive, to the full extent permitted by applicable law, any right to trial by jury with respect to any judicial proceeding arising from or related to this Trust Agreement.
[signature page follows]

          IN WITNESS WHEREOF, the parties hereto have caused this Trust Agreement to be duly executed by their respective officers hereunto duly authorized, as of the day and year first above written.

SUPERFUND ADVISORS INC., as Managing Owner
By:
Name:
Title:

BNY MELLON TRUST OF DELAWARE, as Trustee
By:
Name:
Title:

CERTIFICATE OF TRUST
OF
[NAME OF TRUST]
          THIS Certificate of Trust of [NAME OF TRUST] (the “Trust”) is being duly executed and filed on behalf of the Trust by the undersigned, as trustee, to form a statutory trust under the Delaware Statutory Trust Act (12 Del. C. § 3801 et seq.) (the “Act”).
          1. Name. The name of the statutory trust formed hereby is [NAME OF TRUST].
          2. Delaware Trustee. The name and business address of the trustee of the Trust in the State of Delaware are BNY Mellon Trust of Delaware, 100 White Clay Center Drive, Newark, DE 19711.
          3. Separate Series. Pursuant to Section 3806(b)(2) of the Act, the Trust will issue one or more series of beneficial interests having the rights and preferences specified in the governing instrument of the Trust, as it may be amended from time to time (each a “Series”).
          4. Notice of Limitation of Liability of Each Series. Pursuant to Section 3804(a) of the Act, the liabilities of each Series shall be limited such that (a) the debts, liabilities, obligations, and expenses incurred, contracted for, or otherwise existing with respect to a particular Series shall be enforceable against the assets of that particular Series only, and not against the assets of the Trust generally, or the assets of any other Series and (b) none of the debts, liabilities, obligations, and expenses incurred, contracted for, or otherwise existing with respect to the Trust generally and any other Series shall be enforceable against the assets of the particular Series.
          5. Effective Date. This Certificate of Trust shall be effective upon filing.
          IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Trust in accordance with Section 3811(a)(1) of the Act.

BNY MELLON TRUST OF DELAWARE, not in its individual capacity but solely as Trustee of the Trust
By:
Name:
Title: